Exhibit 99.1

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES ACQUISITION OF

SIGNODE INDUSTRIAL GROUP HOLDINGS

Philadelphia, PA – December 19, 2017.

•	Crown to acquire Signode, a global leader in transit packaging, for $3.9 billion

•	Adds strong franchise business with leading global market positions

•	Significantly increases Crown’s free cash flow

Crown Holdings, Inc. (NYSE: CCK), a global leader in consumer packaging, today announced that it has entered into an agreement to acquire Signode Industrial Group Holdings (Bermuda) Ltd., a leading global provider of transit packaging systems and solutions, from The Carlyle Group, in a cash transaction valued at $3.91 billion subject to customary closing adjustments. The acquisition, which is subject to review by various competition authorities, is expected to close during the first quarter of 2018 and to significantly increase free cash flow. Debt financing has been fully committed in support of the transaction.

With pro forma sales and adjusted EBITDA of $2.3 billion and $384 million, respectively, for the twelve months ended November 30, 2017, Signode is the world’s leading supplier of transit packaging systems and solutions, which consist of strap, stretch and protective packaging consumables and the application equipment and tooling for each. Based in Glenview, Illinois, Signode’s global footprint includes operations in 40 countries across 6 continents, with sales to customers in approximately 60 countries.

Commenting on the transaction, Timothy J. Donahue, President and Chief Executive Officer of Crown, stated, “With this acquisition, we add a portfolio of premier transit and protective packaging franchises to our existing metal packaging business, thereby broadening and diversifying our customer base and significantly increasing our cash flow. Signode’s products supply critical in-transit protection to high value, high volume goods across a number of end-markets, including metals, food and beverage, corrugated, construction and agriculture, among others. Combined with its highly engineered equipment and service business, Signode offers full solutions to meet customers’ transit packaging needs. In addition to its equipment and protective packaging businesses, geographic and product mix provide a strong platform for value-creating growth.”

Mark Burgess, CEO of Signode, said, “From the moment we became a stand-alone company, through three years of operational improvement, product development, and growth, the Carlyle team has partnered with us and been fully committed in helping create tremendous value to our franchise. Signode is excited to join the Crown team and continue delivering great value add solutions for our customers.”

Citigroup Global Markets Inc. acted as exclusive financial advisor to Crown and provided committed financing for the transaction.

Investor Webcast

Crown Holdings will host a webcast today at 11:00 am EST. All interested parties are invited to listen to the call live via Crown’s internet site at www.crowncork.com by clicking on the “For Investors” tab. A copy of the presentation slides will also be posted to the Company’s internet site. A replay of the webcast will be available approximately two hours after the call. Participants who wish to participate in the webcast via teleconference may dial (312) 470-7385 or toll-free (888) 997-9857 and the access password is “packaging.” An audio-only replay will be available for a one-week period ending at midnight on December 26. The telephone numbers for the replay are (203) 369-1436 or toll-free (866) 465-2119.

About Crown Holdings, Inc.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, PA. For more information, visit www.crowncork.com.

About The Carlyle Group

The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $174 billion of assets under management across 306 investment vehicles as of September 30, 2017. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, real estate, technology & business services, telecommunications & media and transportation. Carlyle employs more than 1,550 people in 31 offices across six continents. www.carlyle.com

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to close the transaction in the first quarter of 2018, or at all; whether the transaction will be approved by the competition authorities in relevant jurisdictions; whether the transaction will be accretive to the Company’s cash flow; whether the combination of the Company and Signode will provide a platform for growth; whether Signode’s results will be consistent with its prior performance; and whether the operations of Signode can be successfully integrated into the Company’s operations. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of Crown to differ are discussed under the caption “Forward Looking Statements” in Crown’s Form 10-K Annual Report for the year ended December 31, 2016 and in subsequent filings made prior to or after the date hereof. Crown does not intend to review or revise any particular forward-looking statement in light of future events.

For more information, contact:

Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341, or

Thomas T. Fischer, Vice President Investor Relations and Corporate Affairs (215) 552-3720